Sheet1

Merrill Lynch U.S. Treasury Money Fund
File Number: 811-6211
CIK Number: 869663
For the Period Ending: 05/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended May 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/08/2002	$375	U.S. Treasury Bill	1.99%	09/12/2002
05/08/2002	500	U.S. Treasury Note	5.50	01/31/2003
05/16/2002	400	U.S. Treasury Bill	1.86	11/14/2002

Last Updated on 07/25/2002
By Win95 User